Exhibit 10.3
BAUSCH + LOMB CORPORATION
2022 OMNIBUS INCENTIVE PLAN
(As Amended and Restated, Effective as of April 24, 2023)
1.    Purpose and Background
The purposes of the Amended and Restated 2022 Bausch + Lomb Corporation Omnibus Incentive Plan (as amended from time to time, the “Plan”) are to (i) align the long-term financial interests of employees, directors, consultants, agents and other service providers of the Company and its Subsidiaries and Affiliates with those of the Company’s shareholders; (ii) attract and retain those individuals by providing compensation opportunities that are competitive with other companies; and (iii) provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company and its Subsidiaries and Affiliates.
The Plan was initially adopted effective as of May 5, 2022. The Plan initially reserved 28,000,000 Common Shares for issuance pursuant to Awards (as defined below). On March 6, 2023, the Talent and Compensation Committee of the Board (as defined below) approved an amendment and restatement of the Plan to increase the number of Common Shares authorized for issuance pursuant to Awards under the Plan by an additional 10,000,000 Common Shares. The Plan, as amended and restated, has been adopted and approved by the Board and shall be effective as of April 24, 2023 (the “Effective Date”), subject to the approval of shareholders.
2.    Effective Date and Term
Subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 19 hereof, the Plan shall remain in effect until the earlier of (i) the date all Common Shares subject to the Plan have been purchased or acquired according to the Plan’s provisions or (ii) the tenth anniversary of the Effective Date (the “Plan Term”). No Awards shall be granted under the Plan after such termination date, but Awards granted prior to such termination date shall remain outstanding in accordance with their terms, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award shall extend beyond such date.
3.    Definitions
“Affiliate” shall mean any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company.
“Award” shall mean an Option, SAR, Share Unit, Share Award, Cash Award or Converted Award granted under the Plan.
“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing an Award, which may, but need not, be executed or acknowledged by a Participant, as determined in the discretion of the Committee.
“BHC” means Bausch Health Companies, Inc., a corporation incorporated under the British Columbia Business Corporations Act (including any successor thereto).
“BHC Participant” means a Parent Participant (as defined in the Employee Matters Agreement) who receives a Converted Award in accordance with Section 8.02(a) of the Employee Matters Agreement.
“Blackout Period” means a period self-imposed by the Company (within the meaning of Section 613(m) of the TSX Company Manual) when the Participant is prohibited from trading in the Company’s securities.
“Board” shall mean the Board of Directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or statutory or civic holiday, on which banks in Toronto, Ontario are open for business.
“Cash Award” means cash awarded under Section 7(e) of the Plan, including cash awarded as a bonus or upon the attainment of Performance Criteria or otherwise as permitted under the Plan.
“Cause” shall have the meaning set forth in the Participant’s Service Agreement; provided that if no such agreement or definition exists, “Cause” shall mean, unless otherwise specified in the Award Agreement: (i) conviction of any felony (other than one related to a vehicular offense) or other criminal act involving fraud; (ii) willful misconduct that results in a material economic detriment to the Company; (iii) material violation of Company policies and directives, which is not cured after written notice and an opportunity for cure; (iv) continued refusal by the Participant to perform the Participant’s duties after written notice identifying the deficiencies and an opportunity for cure; and (v) a material violation by the Participant of any of the covenants to the Company. No action or inaction shall be deemed willful if (x) not demonstrably willful and (y) taken, or not taken, by the Participant in good faith and with the understanding that such action or inaction was not adverse to the best interests of the Company. Reference in this definition to the Company shall also include direct and indirect Subsidiaries of the Company, and materiality shall be measured based on the action or inaction and the impact upon the Company taken as a whole. Notwithstanding the foregoing, with respect to any Converted Award held by any BHC Participant, “Cause” shall be defined in the manner set forth in Section 8.06(a) of the Employee Matters Agreement.
“Change of Control” shall have the meaning set forth in Section 11.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder and any successor thereto.
“Committee” shall mean the Board or a committee designated by the Board to administer the Plan.
“Common Shares” shall mean the common shares of the Company, no par value per share.
“Company” shall mean Bausch + Lomb Corporation, a corporation incorporated under the laws of Canada.
“Consultant” means any individual, including an advisor, consultant or agent, who is providing services to the Company or any Subsidiary or Affiliates under a written agreement, other than services provided in relation to a distribution, including, without limitation, any non-employee director serving on the Board of Directors of any Subsidiary or Affiliates.
“Converted Awards” means awards originally granted under the Parent Equity Plan that are converted into Awards with respect to Common Shares pursuant to Article VIII of the Employee Matters Agreement.
“Deferred Shares” shall mean an Award payable in Common Shares at the end of a specified deferral period that is subject to the terms, conditions and limitations described or referred to in Section 7(d)(iv).
“Director” means any member of the Board.
“Disability” shall mean, unless otherwise provided in an applicable Service Agreement or Award Agreement, that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company; provided, that, if applicable to the Award, “Disability” shall be determined in a manner consistent with Section 409A of the Code. Notwithstanding the foregoing, with respect to any Converted Award held by any BHC Participant, “Disability” shall be defined in the manner set forth in Section 8.06(a) of the Employee Matters Agreement.
“Eligible Recipient” shall mean (i) any Employee, (ii) any Director, (iii) any Consultant or (iv) solely with respect to Converted Awards, BHC Participants.
“Employee” means any individual, including any officer, employed by the Company or any Subsidiary or Affiliate.
“Employee Matters Agreement” means the Employee Matters Agreement, by and between BHC and the Company, dated as of March 30, 2022, as such agreement may be amended from time to time.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder and any successor thereto.
“Good Reason” shall have the meaning set forth in the Participant’s applicable Service Agreement; provided that if no such agreement or definition exists, “Good Reason” shall mean, unless otherwise specified in the Award Agreement, the occurrence of any of the events or conditions described in clauses (i) and (ii) immediately below without the Participant’s consent, which are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the Company has received written notice from the Participant which notice must be provided by the Participant within ninety (90) days of the initial existence of the event or condition constituting Good Reason specifying the particular events or conditions which constitute Good Reason and the specific cure requested by the Participant: (i) any material reduction in the Participant’s duties or responsibilities as in effect immediately prior thereto; provided that diminution of responsibility shall not include any such diminution resulting from a promotion, death or Disability, the Participant’s Termination of Service for Cause, or the Participant’s Termination of Service other than for Good Reason; and (ii) any reduction in the Participant’s base salary or target bonus opportunity which is not comparable to reductions in the base salary or target bonus opportunity of other similarly-situated employees at the Company. Notwithstanding the foregoing, with respect to any Converted Award held by any BHC Participant, “Good Reason” shall be defined in the manner set forth in Section 8.06(a) of the Employee Matters Agreement.
“Insider” shall mean a reporting insider, as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions of the Canadian Securities Administrators;
“Intrinsic Value” with respect to an Option or SAR Award means (i) the excess, if any, of the price or implied price per Common Share in a Change of Control or other event over (ii) the exercise or price of such Award multiplied by (iii) the number of Shares covered by such Award.
“ISO” shall mean an Option intended to be, and designated as, an incentive stock option within the meaning of Section 422 of the Code.
“Market Price” shall mean, with respect to Common Shares, (i) the closing price per Common Share on the national securities exchange on which the Common Shares are principally traded (as of the Effective Date, the New York Stock Exchange), or (ii) if the Common Shares are not then listed on a national securities exchange but are then traded in an over-the-counter market, the average of the closing bid and asked prices for the Common Shares in such over-the-counter market, or (iii) if the Common Shares are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, using any reasonable method of valuation, shall determine. With respect to property other than Common

Shares, the Market Price shall mean the fair market value of such other property determined by such methods or procedures as shall be established from time to time by the Committee, subject to any required approval by the TSX (to the extent applicable at such time).
“Nonqualified Stock Option” shall mean an Option that is granted to a Participant that is not designated as an ISO.
“Option” shall mean the right to purchase a specified number of Common Shares at a stated exercise price for a specified period of time subject to the terms, conditions and limitations described or referred to in Section 7(a). The term “Option” as used in the Plan includes the terms “Nonqualified Stock Option” and “ISO.”
“Original Term” shall have the meaning set forth in Section 7(a).
“Parent Equity Plan” means the Bausch Health Companies Inc. 2014 Omnibus Incentive Plan (as amended and restated effective as of June 21, 2022, and any predecessor plan with respect thereto).
“Participant” shall mean an Eligible Recipient who has been granted an Award under the Plan.
“Performance Criteria” shall mean performance criteria based on the attainment by the Company or any Subsidiary (or any division or business unit of such entity) of performance measures pre-established by the Committee in its sole discretion, including, without limitation, one or more of the following:
(i)    revenues, income before taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, cash flow or a combination of any or all of the foregoing;
(ii)    after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations;
(iii)    the level of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company either in absolute terms or as it relates to a profitability ratio including operating income or EBITA;
(iv)    return on capital employed, return on assets, or return on invested capital;
(v)    after-tax or pre-tax return on stockholders’ equity;
(vi)    economic value added targets based on a cash flow return on investment formula;
(vii)    the Market Price of the Common Shares;
(viii)    the market capitalization or enterprise value of the Company, either in amount or relative to industry peers;
(ix)    the value of an investment in the Common Shares assuming the reinvestment of dividends; and
(x)    the achievement of operating margin targets or other measures of improving profitability.
The Performance Criteria may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other entities or businesses. The Committee may designate additional business criteria on which the Performance Criteria may be based or adjust, modify or amend the aforementioned business criteria, including to take into account actions approved by the Board or a committee thereof that affect the achievement of the original performance criteria. Performance Criteria may include a threshold level of performance below which no Award will be earned, a level of performance at which the target amount of an Award will be earned and a level of performance at which the maximum amount of the Award will be earned. The Committee, in its sole discretion, shall make equitable adjustments to the Performance Criteria in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, as applicable.
“Performance Multiplier” means the multiplier applicable to an Award of Share Units based on the level of achievement of the applicable Performance Criteria, which such multiplier may range from 0% to such applicable percentage as determined by the Committee in its discretion.
“Performance Period” means the period established by the Committee in its discretion during which the Performance Criteria specified by the Committee with respect to any Award of Share Units, as applicable, are to be measured.
“Person” shall have the meaning set forth in Section 14(d)(2) of the Exchange Act.
“Restricted Shares” shall mean an Award of Common Shares that is subject to the terms, conditions, restrictions and limitations described or referred to in Section 7(d)(iii).
“SAR” shall mean a share appreciation right that is subject to the terms, conditions, restrictions and limitations described or referred to in Section 7(b).
“Section 16(a) Insider” shall mean an Eligible Recipient who is subject to the reporting requirements of Section 16(a) of the Exchange Act.
“Separation from Service” shall have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations.
“Service Agreement” means any employment, severance, consulting or similar agreement between the applicable Participant and the Company or any of its Subsidiaries or Affiliates.
“Specified Employee” shall have the meaning set forth in Section 409A of the Code and the Treasury Regulations promulgated thereunder.
“Share Award” shall have the meaning set forth in Section 7(d)(i).
“Share Payment” shall mean a share payment that is subject to the terms, conditions, and limitations described or referred to in Section 7(d)(ii).
“Share Unit” shall mean a share unit that is subject to the terms, conditions and limitations described or referred to in Section 7(c).
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in the chain (or such lesser percent as is permitted by Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations).
“Substitute Award” means an Award granted in connection with a transaction between the Company (or a Subsidiary) and another entity or business acquired by the Company (or a Subsidiary), or with which the Company or a Subsidiary combines, in substitution or exchange for, or conversion, adjustment, assumption or replacement of, awards previously granted by such other entity or business.
“Termination of Service” means, unless as otherwise provided in an Award Agreement, and subject to Section 8.06(a) and 8.06(c) of the Employee Matters Agreement with respect to Converted Awards held by BHC Participants, in the case of a Participant who is an Employee, cessation of the employment relationship such that the Participant is no longer an employee of the Company or any Subsidiary or Affiliate, or, in the case of a Participant who is a Consultant or non-employee Director, the date the performance of services for the Company or any Subsidiary has ended; provided, however, that in the case of a Participant who is an Employee, the transfer of employment from the Company to a Subsidiary or Affiliate, from a Subsidiary or Affiliate to the Company, from one Subsidiary or Affiliate to another Subsidiary or Affiliate or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company, a Subsidiary or an Affiliate as a Director or Consultant shall not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that a Termination of Service shall be deemed to occur for a Participant employed by, or performing services for, a Subsidiary or an Affiliate when such Subsidiary or Affiliate ceases to be a Subsidiary or an Affiliate, as applicable, unless such Participant’s employment or service continues with the Company or another Subsidiary or Affiliate. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a Separation of Service.
“Treasury Regulations” shall mean the regulations promulgated under the Code by the United States Internal Revenue Service, as amended.
“TSX” means the Toronto Stock Exchange.
4.    Administration
(a)    Committee Authority. Subject to applicable law, the Committee shall have full and exclusive power to administer and interpret the Plan, to grant Awards and to adopt such administrative rules, regulations, procedures and guidelines governing the Plan and the Awards as it deems appropriate, in its sole discretion, from time to time. The Committee’s authority shall include, but not be limited to, the authority to: (i) determine the type of Awards (including Substitute Awards) to be granted under the Plan; (ii) select Award recipients and determine the extent of their participation; (iii) determine Performance Criteria; (iv) establish all other terms, conditions, and limitations applicable to Awards, Award programs and, if applicable, the Common Shares issued pursuant thereto; (v) determine whether, to what extent, under what circumstances and by which methods Awards may be settled or exercised in cash, Common Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise), or any combination thereof, or canceled, forfeited or suspended; and (vi) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. The Committee may accelerate or defer the vesting or payment of Awards, cancel or modify outstanding Awards, waive any conditions or restrictions imposed with respect to Awards or the Common Shares issued pursuant to Awards and make any and all other determinations that it deems appropriate with respect to the administration of the Plan, subject to the limitations contained in Sections 6(d) and 19 of the Plan and applicable law and listing rules with respect to all Participants.
(b)    Administration of the Plan. The administration of the Plan shall be managed by the Committee. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee shall have the power to prescribe and modify the forms of Award Agreement, correct any defect, supply any omission or clarify any inconsistency in the Plan and/or in any Award Agreement and take such actions and make such administrative determinations that the Committee deems appropriate in its sole discretion. Any decision of the Committee in the administration of the Plan, as described herein, shall be final, binding and conclusive on all parties concerned, including the Company, its shareholders and Subsidiaries and all Participants. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.
(c)    Delegation of Authority. To the extent permitted by applicable law, the Committee may at any time delegate to one or more officers or Directors of the Company some or all of its authority over the administration of the Plan (including the authority to grant Awards under the Plan), with respect to individuals who are not Section 16(a) Insiders.
(d)    Indemnification. No member of the Committee or any other Person to whom any duty or power relating to the administration or interpretation of the Plan has been delegated shall be personally liable for any action or determination made with respect to the Plan, except for his or her own willful misconduct or as expressly provided by statute. The members of the Committee and its delegates, including any employee with responsibilities relating to the administration of the Plan, shall be entitled to indemnification and reimbursement from the Company, to the extent permitted by applicable law and the by-laws and policies of the Company. To the fullest extent permitted by the law, in the performance of its functions under the Plan, the Committee (and each member of the Committee and its delegates) shall be entitled to rely upon information and advice furnished by the Company’s officers, accountants, counsel and any other party they deem appropriate, and neither the Committee nor any such Person shall be liable for any action taken or not taken in reliance upon any such advice.
5.    Participation
(a)    Eligible Recipients. Subject to applicable law and Section 7 hereof, the Committee shall determine, in its sole discretion, which Eligible Recipients shall be granted Awards under the Plan; provided that Converted Awards may be granted under the Plan solely in accordance with the Employee Matters Agreement. Holders of equity compensation awards granted by an entity or business that is acquired by the Company or a Subsidiary (or whose business is acquired by the Company or a Subsidiary) or with which the Company or a Subsidiary combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable law and the applicable regulations of any stock exchange on which the Company is then listed.
(b)    Participation outside of the United States. In order to facilitate the granting of Awards to Employees who are foreign nationals or who are employed outside of the U.S., the Committee may provide for such special terms and conditions, including, without limitation, substitutes for Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve any supplements to, or amendments, restatements or alternative versions of, this Plan (including sub-plans) as it may consider necessary or appropriate for the purposes of this Section 5(b) without thereby affecting the terms of this Plan as in effect for any other purpose, and the appropriate officer of the Company may certify any such documents as having been approved and adopted pursuant to properly delegated authority; provided, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the intent and purpose of this Plan, as then in effect; further provided that any such action taken with respect to an Employee who is subject to Section 409A of the Code shall be taken in compliance with Section 409A of the Code; and further provided that any such supplements, amendments and restatements or alternative versions shall be subject to any required TSX approval (to the extent applicable at such time).

6.    Available Shares of Common Shares
(a)    Shares Subject to the Plan. Subject to the following provisions of this Section 6 (including, without limitation, the provisions regarding adjustment in accordance with Section 6(e)) and except for Converted Awards and Substitute Awards, the maximum number of Common Shares available for issuance pursuant to Awards under the Plan shall not exceed 38,000,000 Common Shares in the aggregate (the “Share Pool”), which includes (i) the initial reserve of 28,000,000 Common Shares under the Plan and (ii) an increase of 10,000,000 Common Shares, as approved by the Board, subject to approval by the Company’s shareholders. Common Shares issued pursuant to Awards granted under the Plan may be shares that have been authorized but unissued, or have been purchased in open market transactions or otherwise.
(b)    Forfeited and Expired Awards. If any shares subject to an Award (other than a Converted Award or a Substitute Award) are forfeited, cancelled, exchanged or surrendered, or if an Award (other than a Converted Award or a Substitute Award) terminates or expires without a distribution of Common Shares to the Participant, the Common Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, (i) the Common Shares surrendered or withheld as payment of either the exercise price of an Option (including shares otherwise underlying an Award of a SAR that are retained by the Company to account for the exercise price of such SAR) and/or withholding taxes in respect of an Award shall no longer be available for Awards under the Plan and (ii) any Common Shares subject to any Converted Award or Substitute Award that is (A) forfeited, cancelled, exchanged, surrendered, cancelled or otherwise terminates or expires without a distribution of Common Shares or (B) surrendered or withheld as payment of either the exercise price of a Converted Award or Substitute Award and/or withholding taxes in respect of a Converted Award or Substitute Award, in each case, will not again become available for distribution in connection with Awards under the Plan.
(c)    Other Items Not Included in Allocation. The maximum number of Common Shares that may be issued under the Plan as set forth in Section 6(a) shall not be affected by (i) the payment in cash of dividends or dividend equivalents in connection with outstanding Awards to the extent such cash dividends or dividend equivalents are permitted in accordance with Section 8, (ii) the granting or payment of share-denominated Awards that by their terms may be settled only in cash, (iii) the granting of Cash Awards or (iv) the grant of, or issuance of Common Shares pursuant to, Converted Awards or Substitute Awards. For the avoidance of doubt, Common Shares underlying Converted Awards or Substitute Awards and, subject to any required approval by the TSX (to the extent applicable at such time), Common Shares remaining available for grant under a plan of an acquired company or of a company with which the Company or a Subsidiary combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise), appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of Common Shares remaining available for grant hereunder.
(d)    ISO Limit. Subject to Section 6(e), the maximum number of Common Shares available for issuance with respect to ISOs shall be the Share Pool.
(e) Adjustments. In the event of any change in the Company’s capital structure, including, but not limited to, a change in the number of Common Shares outstanding, on account of (i) any stock dividend, stock split, reverse stock split or any similar equity restructuring or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, or divesture or any other similar event affecting the Company’s capital structure, or changes in applicable laws, regulations or accounting principles, to reflect such change in the Company’s capital structure, the Committee shall make appropriate equitable adjustments to the maximum number and type of Common Shares (or other securities) that may be issued under the Plan as set forth in Section 6(a) and the limit set forth in Section 6(d). In the event of any extraordinary dividend, divestiture or other distribution (other than ordinary cash dividends) of assets to shareholders, or any transaction or event described above, or changes in applicable laws, regulations or accounting principles, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make appropriate equitable adjustments to the number or kind of shares subject to an outstanding Award (including the identity of the issuer), the exercise or hurdle price applicable to an outstanding Award, and/or any measure of performance that relates to an outstanding Award, including any applicable Performance Criteria. Any adjustment to ISOs under this Section 6(e) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code. With respect to Awards subject to Section 409A of the Code, any adjustments under this Section 6(e) shall conform to the requirements of Section 409A of the Code. Notwithstanding anything set forth herein to the contrary, the Committee may, in its discretion, decline to adjust any Award made to a Participant, if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Participant or to the Company. If, as a result of any adjustment under this Section 6(e), a Participant would become entitled to a fractional Common Share, the Participant has the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares so disregarded. Adjustments under this Section 6(e) are subject to any applicable regulatory approvals.
(f)    Non-Employee Director Limitations. In any calendar year, no Participant who is a non-employee Director shall be granted Options, SARs, Share Units, Share Awards, Cash Awards or any other compensation with an aggregate fair market value as of the grant date (as determined in accordance with applicable accounting standards) or payment date, as applicable, in excess of $750,000. This limitation will not apply with respect to any Converted Awards granted to a non-employee Director in accordance with the Employee Matters Agreement.
(g)    Other Limitations on Shares that May be Granted under the Plan. Subject to Section 6(e), (i) the number of Common Shares issuable to Insiders, at any time, under all security-based compensation arrangements of the Company, cannot exceed 10% of issued and outstanding Common Shares of the Company and (ii) the number of Common Shares issued to Insiders, within any one year period, under all security-based compensation arrangements of the Company, cannot exceed 10% of issued and outstanding securities and (iii) the number of Common Shares issuable to non-employee Directors, at any time, under all security-based compensation arrangements of the Company, cannot exceed 1% of issued and outstanding Common Shares of the Company.
7.    Awards Under The Plan
Awards under the Plan may be granted in the form Options, SARs, Share Units, Share Awards, Cash Awards or Converted Awards as described below. Awards may be granted singly, in combination or in tandem as determined by the Committee, in its sole discretion.
(a)    Options. Options granted under the Plan shall be designated as Nonqualified Stock Options or ISOs. Options shall expire after such period, not to exceed a maximum of ten years, as may be determined by the Committee (the “Original Term”). If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires or is otherwise canceled pursuant to its terms. Notwithstanding anything to the contrary in this Section 7(a), except as otherwise determined by the Committee, and subject to compliance with Section 409A of the Code (including Section 1.409A-1(v)(C)(1) of the Treasury Regulations), if the Original Term of an Option held by a Participant expires during a Blackout Period, the term of such Option shall be extended until the tenth Business Day following the end of the Blackout Period, at which time any unexercised portion of the Option shall expire; provided, however, that in no event shall such extension pursuant to this provision result in the term of such Option being extended beyond the latest date which would not result in an extension within the meaning of Section 1.409A-1(v)(C)(1) of the Treasury Regulations. Except as otherwise provided in this Section 7(a), Options shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time.
(i)    Exercise Price. The Committee shall determine the exercise price per share for each Option, which, except with respect to Converted Awards and Substitute Awards, shall not be less than 100% of the Market Price (as of the date of grant) of the Common Shares subject to the Option.
(ii)    Exercise of Options. Upon satisfaction of the applicable conditions relating to vesting and exercisability (including any service-based and/or performance-based vesting conditions), as determined by the Committee, and upon provision for the payment in full of the exercise price and applicable taxes due, the Participant shall be entitled to exercise the Option and receive the number of Common Shares issuable in connection with the Option exercise. The Common Shares issued in connection with the Option exercise may be subject to such conditions and restrictions as the Committee may determine, from time to time. The exercise price of an Option and applicable withholding taxes relating to an Option exercise may be paid by methods permitted by the Committee from time to time including, but not limited to, (1) a cash payment; (2) subject to applicable corporate and securities laws, tendering (either actually or by attestation) Common Shares owned by the Participant (for any minimum period of time that the Committee, in its discretion, may specify), valued at the Market Price at the time of exercise; (3) arranging to have the appropriate number of Common Shares issuable upon the exercise of an Option withheld or sold (including pursuant to a “sell-to-cover” method) pursuant to such procedures as determined by the Committee in its discretion; or (4) any combination of the above. Additionally, the Committee may provide that an Option may be “net exercised,” meaning that upon the exercise of an Option or any portion thereof, the Company shall deliver the number of whole Common Shares equal to (A) the difference between (x) the aggregate Market Price of the Common Shares subject to the Option (or the portion of such Option then being exercised) and (y) the aggregate exercise price for all such Common Shares under the Option (or the portion thereof then being exercised) plus (to the extent it would not give rise to adverse accounting consequences pursuant to applicable accounting principles or to adverse tax consequences to the Participants under Canadian federal, provincial or territorial tax laws) the amount of withholding tax due upon exercise divided by (B) the Market Price of a Common Share on the date of exercise. Any fractional share that would result from such equation shall be canceled.
(iii)    ISOs. The terms and conditions of ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Committee from time to time in accordance with the Plan. At the discretion of the Committee, ISOs may be granted only to an employee of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary.

(1)     ISO Grants to 10% Shareholders. Notwithstanding anything to the contrary in this Section 7(a), if an ISO is granted to a Participant who owns shares representing more than ten percent of the voting power of all classes of shares of the Company, its “parent corporation” (as such term is defined in Section 424 (e) of the Code) or a Subsidiary, the term of the Option shall not exceed five years from the time of grant of such Option and the exercise price shall be at least 110 percent of the Market Price (as of the date of grant) of the Common Shares subject to the Option.
(2)     $100,000 Per Year Limitation for ISOs. To the extent the aggregate Market Price (determined as of the date of grant) of the Common Shares for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.
(3)     Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date he or she makes a “disqualifying disposition” of any Common Shares acquired pursuant to the exercise of such ISO. A “disqualifying disposition” is any disposition (including any sale) of such Common Shares before the later of (i) two years after the date of grant of the ISO and (ii) one year after the date the Participant acquired the Common Shares by exercising the ISO. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any Common Shares acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such shares.
(iv)    No Dividends or Dividend Equivalents. No Option will be eligible for the payment of dividends or dividend equivalents.
(v) Subject to applicable laws and Company policies, the Committee may provide in any applicable Award Agreement that, if, as of the last day of the Original Term of the Option, (i) the Market Price of the Common Shares subject to the Option exceeds the aggregate exercise price of the Option and (ii) the Participant has not previously exercised such Option, then the Option shall be deemed to have been automatically exercised by the Participant on such date (the “Automatic Exercise Date”), which such automatic exercise shall be made on a “net exercise” basis (pursuant to such terms and procedures as determined by the Committee) to cover the applicable exercise price applicable to such Option and any applicable tax withholding obligations; provided that, unless otherwise determined by the Committee, this Section 7(a)(v) shall not apply to any Option held by a Participant who has incurred a Termination of Service on or before the Automatic Exercise Date.
(b)    Share Appreciation Rights. A SAR represents the right to receive a payment in cash, Common Shares, or a combination thereof, in an amount equal to the product of (1) the excess of the Market Price per Common Share on the date the SAR is exercised over the exercise price per Common Share of such SAR (which exercise price shall be no less than 100% of the Market Price of the Common Shares subject to the SAR as of the date the SAR was granted, except in the case of Substitute Awards and Converted Awards) and (2) the number of Common Shares subject to the portion of the SAR being exercised. If a SAR is paid in Common Shares, the number of Common Shares to be delivered will equal the amount determined to be payable in accordance with the prior sentence divided by the Market Price of a Common Share at the time of payment. The Committee shall establish the Original Term of a SAR, which shall not exceed a maximum of ten years.

Notwithstanding anything to the contrary in this Section 7(b), except as otherwise determined by the Committee, and subject to compliance with Section 409A of the Code (including Section 1.409A-1(v)(C)(1) of the Treasury Regulations) if the Original Term of a SAR held by the Participant expires during a Blackout Period, the term of such SAR shall be extended until the tenth Business Day following the end of the Blackout Period, at which time any unexercised portion of the SAR shall expire; provided, however, that in no event shall such extension pursuant to this provision result in the term of such SAR being extended beyond the latest date which would not result in an extension within the meaning of Section 1.409A-1(v)(C)(1) of the Treasury Regulations. Except as otherwise provided in this Section 7(b), SARs shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time. A SAR may only be granted to an Eligible Recipient to whom an Option could be granted under the Plan. No SAR will be eligible for the payment of dividends or dividend equivalents.
(c)    Share Units. A Share Unit is an Award that represents the right to receive a Common Share or a cash payment equal to the Market Price of a Common Share. Subject to the terms of the Plan, Share Units shall be subject to such terms and conditions (including, without limitation, service-based and/or performance-based vesting conditions, including Performance Criteria), restrictions and limitations as the Committee may determine to be applicable to such Share Units, in its sole discretion, from time to time and set forth in the applicable Award Agreement.
(i)     Share Units Subject to Performance Criteria. If the Share Unit is subject to performance-based vesting conditions, (1) the Performance Criteria to be achieved during any Performance Period, the applicable range for the Performance Multiplier, the amount of any payment to be made pursuant to any such Award, the length of any Performance Period and the number of Share Units granted will be determined by the Committee; and (2) the Award Agreement will specify the Performance Multiplier applicable to the Performance Criteria.
(ii) Delivery of Common Shares or Cash Upon Settlement. Upon satisfaction of the applicable conditions relating to vesting (including the achievement or satisfaction of any Performance Criteria), the Committee will determine the number of Share Units that will vest, which, to the extent applicable, will be based on the Performance Multiplier (if any). Settlement of any such Award of Share Units shall be made in Common Shares, cash or a combination of Common Shares and cash, as determined in the discretion of the Committee.
(iii)    Blackout Period. In the event that any Share Unit is scheduled by its terms to be settled in Common Shares (the “Original Distribution Date”) during a Blackout Period, then, if the Participant is restricted from selling Common Shares during the Blackout Period, the Committee in its discretion, may determine that such Common Shares subject to the Share Unit shall not be delivered on such Original Distribution Date and shall instead be delivered as soon as practicable following the expiration of the Blackout Period; provided, however, that in no event shall the delivery of the Common Shares be delayed pursuant to this provision beyond the latest date on which such delivery could be made without violating Section 409A of the Code.
(iv)    Dividend Equivalents. Share Units may be credited with dividend equivalents, subject to and in accordance with Section 8 of the Plan.
(d)    Share Awards.
(i)    Form of Awards. The Committee may grant Awards that are payable in Common Shares or denominated in units equivalent in value to Common Shares or are otherwise based on or related to Common Shares (“Share Awards”), including, but not limited to, Share Payments, Restricted Shares, and Deferred Shares. Share Awards shall be subject to such terms, conditions (including, without limitation, service-based and performance-based vesting conditions, including Performance Criteria), restrictions and limitations as the Committee may determine to be applicable to such Share Awards, in its sole discretion, from time to time; provided however, that such Share Awards will be subject to any required TSX approval (to the extent applicable at such time).
(ii)    Share Payment. If not prohibited by applicable law, the Committee may issue unrestricted Common Shares in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine. A Share Payment may (but need not) be granted as, or in payment of, a bonus, or to provide incentives or recognize special achievements or contributions.
(iii)    Restricted Shares. Restricted Shares shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time. The number of Restricted Shares allocable to an Award under the Plan shall be determined by the Committee in its sole discretion.
(iv)    Deferred Shares. Subject to Section 409A of the Code (to the extent applicable), Deferred Shares shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time. A Participant who receives an Award of Deferred Shares shall be entitled to receive the number of Common Shares allocable to his or her Award, as determined by the Committee in its sole discretion, from time to time, at the end of a specified deferral period determined by the Committee. Awards of Deferred Shares represent only an unfunded, unsecured promise to deliver shares in the future and shall not give Participants any greater rights than those of an unsecured general creditor of the Company.
(e)     Cash Awards. The Committee may grant Awards that are payable to Participants solely in cash, as deemed by the Committee to be consistent with the purposes of the Plan, and, except as otherwise provided in this Section 7(e), such Cash Awards shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time. Awards granted pursuant to this Section 7(e) may be granted with value and payment contingent upon the achievement of Performance Criteria. Payments earned hereunder may be decreased or increased in the sole discretion of the Committee based on such factors as it deems appropriate.
(f)    Converted Awards. Converted Awards shall be granted under the Plan in accordance with the terms of the Employee Matters Agreement, and may be granted under the Plan in the form of any other Award, as determined in accordance with the Employee Matters Agreement. Notwithstanding anything in the Plan to the contrary, the terms and conditions of the Plan will apply to Converted Awards only to the extent that such terms and conditions are not inconsistent with the terms of the Employee Matters Agreement and the terms of the applicable Converted Awards assumed by the Company in accordance with the Employee Matters Agreement.
(g)    Unless the applicable Award Agreement provides otherwise, the Committee determines otherwise or as otherwise provided by the Employee Matters Agreement with respect to any applicable Converted Awards, (i) vesting with respect to an Award will cease upon a Termination of Service, and unvested Awards shall be forfeited upon such termination and (ii) in the case of a Termination of Service for Cause, vested Awards shall also be forfeited.

8.    Dividends and Dividend Equivalents
The Committee may, in its sole discretion, provide that Share Units and/or Share Awards shall earn dividends or dividend equivalents, as applicable. Such dividends or dividend equivalents shall be in the same amount as the dividend the Participant would have received had the Common Shares underlying the Share Unit or Share Awards been distributed to the Participant as of immediately prior to the record date of such dividend. Such dividends or dividend equivalents may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, restrictions and limitations as the Committee may establish, from time to time, in its sole discretion, including, without limitation, reinvestment in additional Common Shares or common share equivalents; provided, however, if the payment or crediting of dividends or dividend equivalents is in respect of a Share Unit or Share Award that is subject to Section 409A of the Code, then the payment or crediting of such dividends or dividend equivalents shall conform to the requirements of Section 409A of the Code and such requirements shall be specified in writing; and provided further, the payment or crediting of dividends or dividend equivalents shall be subject to the applicable regulations of the TSX (to the extent applicable at such time). Notwithstanding the foregoing, dividends or dividend equivalents (i) shall have the same vesting dates and shall be paid in accordance with the same terms as the Award to which they relate and (ii) with respect to any Award subject to the achievement of Performance Criteria, shall not be paid unless and until the relevant Performance Criteria have been satisfied, and then only to the extent determined by the Committee, as specified in the Award Agreement.
9.    Nontransferability
Except as may be permitted by the Committee or as specifically provided in an Award Agreement, Awards granted under the Plan, and during any period of restriction on transferability, Common Shares issued in connection with the exercise of an Option or a SAR, may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed or have been waived by the Committee. No Award or interest or right therein shall be subject to the debts, contracts or engagements of a Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy and divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit (on such terms, conditions and limitations as it may establish) Nonqualified Stock Options and/or shares issued in connection with an Option or a SAR exercise that are subject to restrictions on transferability, to be transferred to a member of a Participant’s immediate family or to a trust or similar vehicle for the benefit of a Participant’s immediate family members. During the lifetime of a Participant, all rights with respect to Awards shall be exercisable only by such Participant or, if applicable pursuant to the preceding sentence, a permitted transferee.
10. Effect of a Termination of Service
(a)    The Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of a Participant’s Termination of Service.
(b) Subject to Section 409A of the Code, the Committee may determine, in its discretion, whether, and the extent to which, (i) an Award will vest during a leave of absence, (ii) a reduction in service level (for example, from full-time to part-time employment) will cause a reduction, or other change, to an Award and (iii) a leave of absence or reduction in service will be deemed a Termination of Service.
11.    Change of Control
(a)    Unless otherwise determined in an Award Agreement, in the event of a Change of Control, the Committee may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards:
(i)    continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving entity or its parent;
(ii)    substitution or replacement of such Award by the successor or surviving entity or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including any applicable performance targets or criteria with respect thereto);
(iii)    acceleration of the vesting and the lapse of any restrictions thereon, and in the case of any Option or SAR Award, acceleration of the right to exercise such Award during a specified period, in each case:
(A)    with respect to each outstanding Award that is assumed or substituted in connection with a Change of Control, in the event of a Participant’s Termination of Service (including upon a termination of the Participant’s employment by the Company (or a successor or acquiring corporation or its parent) without Cause or by the Participant for Good Reason, in each case during the 12-month period (or such other period determined by the Committee and specified in the applicable Award Agreement) immediately following such Change of Control, (x) such Award shall become fully vested and exercisable, (y) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (z) any performance conditions (including any Performance Criteria) imposed with respect to Awards shall be deemed to be achieved at target performance levels (or at such other level as determined by the Committee in its discretion or specified in the applicable Award Agreement or the definitive transaction documentation in connection with such Change of Control).
(B)    With respect to each outstanding Award that is not assumed or substituted in connection with a Change of Control immediately upon the occurrence of the Change of Control, (x) such Award (including both time-based and performance-based Awards) shall become fully vested and exercisable based on a fraction, the numerator of which is the number of days between the grant date and the date of the Change of Control and the denominator of which is the number of days during the period beginning on the grant date of the Award and ending on the date of vesting of the Award (or such other period as determined by the Committee in its discretion or as may be set forth in the applicable Award Agreement), (y) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (z) any performance conditions (including any Performance Criteria) imposed with respect to Awards shall be deemed to be achieved at target performance levels (or at such other level as determined by the Committee in its discretion or specified in the applicable Award Agreement or the definitive transaction documentation in connection with such Change of Control) (for the avoidance of doubt, prorated (to the extent applicable) in accordance with clause (B)).

(C)    For purposes of this Section 11(a)(iii), an Award shall be considered assumed or substituted for if, following the Change of Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change of Control, except that, if the Award related to Common Shares, the Award instead confers the right to receive common equity of the surviving or acquiring entity (or its parent).
(iv)    in the case of an Award subject to performance-vesting conditions (including Performance Criteria), determination of the level of attainment of the applicable performance-vesting condition(s); and
(v) cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Committee in its sole discretion, subject to the following: (A) such payment shall be made in cash or, subject to any required TSX approval (to the extent applicable at such time), securities, rights and/or other property; (B) the amount of such payment shall equal the value of such Award, as determined by the Committee in its sole discretion (which may be determined by reference to the consideration paid per Common Share in the Change of Control); provided that, in the case of an Option or SAR Award, if such value equals the Intrinsic Value of such Award, such value shall be deemed to be valid; provided further that, if the Intrinsic Value of an Option or SAR Award is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change of Control, the Committee may, in its sole discretion, terminate any Option or SAR Awards for which the exercise price is equal to or exceeds the per Common Share value of the consideration to be paid in the Change of Control transaction without payment of consideration therefor); and (C) such payment shall be made promptly following such Change of Control or on a specified date or dates following such Change of Control; provided that the timing of such payment shall comply with Section 409A of the Code.
(b)    For purposes of this Agreement, a “Change of Control” shall be deemed to occur if and when the first of the following occurs:
(i)    the acquisition (other than from the Company), by any person (as such term is defined in Section 13(d) or 14(d) of the Exchange Act, including a “group” as defined in Section 13(d) thereof) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;
(ii)    the individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board, unless the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and such new director shall be considered as a member of the Incumbent Board;
(iii)    the closing of an amalgamation or similar business combination (each, an “Amalgamation”) involving the Company if (i) the shareholders of the Company, immediately before such Amalgamation, do not, as a result of such Amalgamation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such Amalgamation (or, if the entity resulting from such Amalgamation is then a subsidiary, the ultimate parent thereof) in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such Amalgamation or (ii) immediately following the Amalgamation, the individuals who comprised the Board immediately prior thereto do not constitute at least a majority of the board of directors of the entity resulting from such Amalgamation (or, if the entity resulting from such Amalgamation is then a subsidiary, the ultimate parent thereof);
(iv)    a complete liquidation or dissolution of the Company or the consummation of the sale or other disposition of all or substantially all of the assets of the Company.
(c)    Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of shares in the Company immediately prior to such acquisition. In addition, notwithstanding the foregoing, solely to the extent required by Section 409A of the Code, a Change of Control shall be deemed to have occurred only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code and the Treasury Regulations thereunder.
12.    Clawback
The Committee may specify in an Award Agreement that a Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include a Termination of Service, violation of material policies, breach of non-competition, non-solicitation, confidentiality or other restrictive covenants, or requirements to comply with minimum share ownership requirements, that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries (or, in the case of Converted Awards held by the BHC Participants, the Parent Group (as defined in the Employee Matters Agreement)). The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company (or, in the case of Converted Awards held by BHC Participants, BHC) has in place from time to time, and the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Common Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Common Shares underlying such Awards.
13.    Award Agreements
Each Award under the Plan shall be evidenced by an Award Agreement (as such may be amended from time to time) that sets forth the terms, conditions, restrictions and limitations applicable to the Award, including, but not limited to, the provisions governing vesting, exercisability, payment, forfeiture, and Termination of Service, all or some of which may be incorporated by reference into one or more other documents delivered or otherwise made available to a Participant in connection with an Award.

14.    Tax Withholding
Participants shall be solely responsible for any applicable taxes (including, without limitation, income, payroll and excise taxes) and penalties, and any interest that accrues thereon, which they incur in connection with the receipt, vesting or exercise of an Award. The Company and its Subsidiaries and Affiliates shall have the right to require payment of, or may deduct from any payment made under the Plan or otherwise to a Participant, or may permit shares to be tendered or sold, including Common Shares delivered or vested in connection with an Award, in an amount sufficient to cover withholding of any federal, state, provincial, territorial, local, foreign or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and to take such other action as may be necessary to satisfy any such withholding obligations. It shall be a condition to the obligation of the Company to issue Common Shares upon the exercise of an Option, or SAR, or upon settlement of a Share Award, that the Participant pay to the Company, on demand, such amount as may be requested by the Company for the purpose of satisfying any tax withholding liability. If the amount is not paid, the Company may refuse to issue shares. Notwithstanding anything to the contrary herein, satisfaction of tax withholding obligations in respect of Converted Awards held by BHC Participants shall be subject to the terms set forth in the Employee Matters Agreement (including, without limitation, Section 8.06 thereof).
15.    Other Benefit and Compensation Programs
Awards received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program unless specifically provided for under the plan or program. Unless specifically set forth in an Award Agreement, Awards under the Plan are not intended as payment for compensation that otherwise would have been delivered in cash, and even if so intended, such Awards shall be subject to such vesting requirements and other terms, conditions and restrictions as may be provided in the Award Agreement.
16.    Unfunded Plan
The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other Person. To the extent any Participant holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any Participant or any other Person any right, title, or interest in any assets of the Company.
17.    Rights as a Shareholder
Unless the Committee determines otherwise, a Participant shall not have any rights as a shareholder with respect to Common Shares covered by an Award until the date the Participant becomes the holder of record with respect to such Common Shares. No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 8.
18.    Future Rights
No Eligible Recipient shall have any claim or right to be granted an Award under the Plan. There shall be no obligation of uniformity of treatment of Eligible Recipients under the Plan. Further, the Company and its Subsidiaries and Affiliates may adopt other compensation programs, plans or arrangements as deemed appropriate or necessary. The adoption of the Plan, or grant of an Award, shall not confer upon any Eligible Recipient any right to continued employment or service in any particular position or at any particular rate of compensation, nor shall it interfere in any way with the right of the Company or a Subsidiary or Affiliate to terminate the employment or service of Eligible Recipients at any time, free from any claim or liability under the Plan.
19.    Amendment and Termination
(a)    The Plan and any Award may be amended, suspended or terminated at any time by the Board, provided that no amendment shall be made without shareholder approval if such shareholder approval is required in order to comply with applicable law or the rules of the New York Stock Exchange, the rules of the Toronto Stock Exchange or any other securities exchange on which the Common Shares are traded or quoted. Except as otherwise provided in Section 11(a), no termination, suspension or amendment of the Plan or any Award shall materially adversely affect the right of any Participant with respect to any Award theretofore granted, as determined by the Committee, without such Participant’s written consent.
(b)     Notwithstanding Section 19(a), the Company shall obtain shareholder approval for: (i) except as provided in Section 6(e), a reduction in the exercise price or purchase price of an Award (or the cancellation and re-grant of an Award resulting in a lower exercise price or purchase price); (ii) the extension of the Original Term of an Option; (iii) any amendment to the ISO limits described in Section 6(d); (iv) any amendment to remove or to exceed the participation limits described in Section 6(g), including but not limited to those applicable to Insiders; (v) an increase to the maximum number of Common Shares issuable under the Plan pursuant to Section 6(a) (other than adjustments in accordance with Section 6(e)); (vi) amendments to this Section 19 other than amendments of a clerical nature; and (vii) any amendment that permits Awards to be transferable or assignable other than for normal estate settlement purposes or for other purposes not involving the receipt of monetary consideration.
20.    Option and SAR Repricing
Except as provided in Section 6(e) and without limiting Section 19(b)(i), the Committee may not, without shareholder approval, seek to effect any re-pricing of any previously granted “underwater” Option or SAR by: (i) amending or modifying the terms of the Option or SAR to lower the exercise price; (ii) cancelling the underwater Option or SAR and granting either (A) replacement Options or SARs having a lower exercise price or (B) Restricted Shares, Share Units, or Other Share Awards in exchange; or (iii) cancelling or repurchasing the underwater Options or SARs for cash or other securities.  An Option or SAR will be deemed to be “underwater” at any time when the Market Value of the Common Shares covered by such Award is less than the exercise price of the Award.
21.    Successors and Assigns
The Plan and any applicable Award Agreement shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
22. Severability
If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Participant or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

23.    Governing Law
The Plan and all agreements entered into under the Plan shall be governed, construed and administered in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
24.    Interpretation
The Plan is designed and intended, to the extent applicable, to provide for grants and other transactions which are exempt under Rule 16b-3, and all provisions hereof shall be construed in a manner to so comply. Awards under the Plan are also intended to be exempt from, or otherwise comply with Section 409A of the Code to the extent subject thereto, and the Plan and all Awards shall be interpreted in accordance with Section 409A of the Code and Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Plan that constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Participant’s Termination of Service with the Company shall be made to such Participant until such Participant’s Termination of Service constitutes a Separation from Service. For purposes of this Plan and any Award granted hereunder, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. If a participant is a Specified Employee, then to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, such Participant shall not be entitled to any payments upon a termination of his or her employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of such Participant’s Separation from Service or (ii) the date of such Participant’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 24 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to such Participant in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Plan will be paid in accordance with the normal payment dates specified for them herein or the terms of the applicable Award. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or any Affiliate be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Section 409A, 4999 or 457A of the Code.
25. Data Protection
In connection with the Plan, the Company or its Affiliates, as applicable, may need to process personal data (as such term, “personal information,” “personally identifiable information,” or any other term of comparable intent, is defined under applicable laws or regulations, in each case to the extent applicable) provided by the Participant to, or otherwise obtained by, the Company or its Affiliates, their respective third party service providers or others acting on the Company’s or its Affiliates’ behalf. Examples of such personal data may include, without limitation, the Participant’s name, account information, social security number, tax number and contact information. The Company or its Affiliates may process such personal data for the performance of the contract with the Participant in connection with the Plan and in its legitimate business interests for all purposes relating to the operation and performance of the Plan, including but not limited to:
(a)administering and maintaining Participant records;
(b)providing the services described in the Plan;
(c)providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which such Participant works; and
(d)responding to public authorities, court orders and legal investigations and complying with law, as applicable.
The Company or its Affiliates may share the Participant’s personal data with (i) Subsidiaries and Affiliates, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third party administrators of the Plan, (vi) third party service providers acting on the Company’s or its Affiliates’ behalf to provide the services described above, (vii) future purchasers or merger partners (as described above) or (viii) regulators and others, as required by law or in order to provide the services described in the Plan.
If necessary, the Company or its Affiliates may transfer the Participant’s personal data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as the Participant’s home country. Any transfer of the Participant’s personal data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for, and to the extent required, under applicable law. Further information on those safeguards or derogations can be obtained through, and other questions regarding this Section 25 may be directed to, the contact set forth in the applicable employee privacy notice or other privacy policy that previously has been made available by the Company or its applicable Affiliate to the Participant (as applicable, and as updated from time to time by the Company or its applicable Affiliate upon notice to the Participant, the “Employee Privacy Notice”). The terms set forth in this Section 25 are supplementary to the terms set forth in the Employee Privacy Notice (which, among other things, further describes the Company’s and its Affiliates’ processing activities, and the rights of the Participant, with respect to the Participant’s personal data); provided that, in the event of any conflict between the terms of this Section 25 and the terms of the Employee Privacy Notice, the terms of this Section 25 shall govern and control in relation to the processing of such personal data in connection with the Plan.
The Company and its Affiliates will keep personal data collected in connection with the Plan for as long as necessary to operate the Plan or as necessary to comply with any legal or regulatory requirements and in accordance with the Company’s and its Affiliates’ backup and archival policies and procedures.
Certain Participants may have a right, as further described in the Employee Privacy Notice, to (i) request access to and rectification or erasure of the personal data provided, (ii) request the restriction of the processing of his or her personal data, (iii) object to the processing of his or her personal data, (iv) receive the personal data provided to the Company or its Affiliates and transmit such data to another party, and (v) to lodge a complaint with a supervisory authority.